Interactive Intelligence Appoints New Chief Financial Officer

•	Ashley Vukovits brings 20-plus years of finance experience, primarily at Interactive Intelligence, as new CFO

•	Company also promotes Bill Gildea to newly created chief operating officer position

INDIANAPOLIS, July 23, 2015 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of software and cloud services for customer engagement, unified communications and collaboration, has appointed Ashley Vukovits as its new chief financial officer, senior vice president of administration, secretary and treasurer effective Aug. 1, 2015.

Vukovits replaces Stephen R. Head, who is retiring as chief financial officer, effective with Vukovits’ appointment. Head is expected to remain with Interactive Intelligence through mid-August.

Vukovits, who brings with her more than 20 years of experience in corporate finance, will be responsible for global financial planning, accounting and reporting; human resources; information technology; and risk management.

Vukovits had served in finance roles at Interactive Intelligence since 2003. Most recently she served as vice president of finance for the company, during which time she managed more than 70 employees and was responsible for all global accounting and financial management activities.

Prior to that, Vukovits held roles as corporate controller and senior manager of financial reporting for Interactive Intelligence. Vukovits also served as treasurer for the Interactive Intelligence Foundation since its inception in 2010 - a role she will continue to fill.

Before joining Interactive Intelligence, Vukovits held senior finance positions with Union Acceptance Corp., and was an audit professional for KPMG LLP.

Vukovits has a bachelor’s degree with a double major in accounting and finance from Miami University. She is a certified public accountant.

“Ashley’s 20-plus years of experience in finance, combined with her 12 years at Interactive Intelligence, make her an ideal fit for our CFO role,” said Dr. Donald E. Brown, Interactive Intelligence founder and CEO. “She has earned the trust and respect of everyone on the senior management team. We all have complete confidence in her ability to take the next step and I’m delighted to name her our new CFO.”

Effective Aug. 1, 2015, Interactive Intelligence will also promote its chief performance officer Bill Gildea to a newly created chief operating officer position. As COO, Gildea will be responsible for driving operational efficiencies throughout the company, and managing corporate development, legal and investor relations.

“Bill has been playing an increasingly critical role in improving the effectiveness and efficiency of our operations,” Brown said. “His broad knowledge of the business from sales to product strategy has allowed him to work effectively across departments and geographies. I’ve come to rely on him to solve problems and tackle the thorny issues associated with rapid growth. As COO, he will be able to build on this strong foundation, while expanding his scope to encompass legal and IR functions for even greater impact.”

About Interactive Intelligence
Interactive Intelligence Group Inc. (Nasdaq: ININ) provides software and cloud services for customer engagement, unified communications and collaboration to help businesses worldwide improve service, increase productivity and reduce costs. Backed by a 21-year history of industry firsts, 20-plus patents and more than 6,000 global customer deployments, Interactive offers customers fast return on investment, along with robust reliability and security. The company gives even the largest organizations an alternative to unproven solutions from start-ups and inflexible solutions from legacy vendors. Interactive has been among Software Magazine’s Top 500 Global Software and Services Suppliers for 14 consecutive years, has received Frost & Sullivan’s Company of the Year Award for five consecutive years, and is one of Mashable’s 2014 Seven Best Tech Companies to Work For. The company is headquartered in Indianapolis, Indiana and has more than 2,000 employees worldwide. For more information, visit www.inin.com.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

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Contacts:
Christine Holley
Senior Director of Market Communications
Interactive Intelligence
+1 317.715.8220
christine.holley@inin.com

Seth Potter
Investor Relations
ICR, Inc.
+1 646.277.1230
seth.potter@icrinc.com